Exhibit 1

Friendlyway AG Officer and Director Chart

Klaus Trox

	business address:	friendlyway AG
Muenchner Str. 12-16
85774 Unterfoehring
Germany

	residence:	Flurstrasse 2
81675 Muenchen
Germany

	present occupation:	CEO at friendlyway AG

	citizenship:	German

Andreas Stuetz

	business address:	friendlyway AG
Muenchner Str. 12-16
85774 Unterfoehring
Germany

	residence:	Trogerstrasse 15
81675 Muenchen
Germany

	present occupation:	CMO at friendlyway AG

	citizenship:	German